As filed with the Securities and Exchange Commission on December 2, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

PEROT SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	75-2230700

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2300 West Plano Parkway
Plano, Texas 75075
(Address, Including Zip Code, of Registrant’s Principal Executive Office)

NON-EMPLOYEE DIRECTOR STOCK IN LIEU OF RETAINER
(Full Title of the Plans)

Peter A. Altabef
Vice President, General Counsel, and Secretary
Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075
(972) 577-0000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Glen J. Hettinger
Hughes & Luce, LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
214 939-5500

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	per Share(2)	Offering Price(2)	Registration Fee

Class A Common Stock, par value $.01 per share	83,375	$12.24	$1,020,510	$82.56

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers such indeterminable number of additional shares of common stock as may become issuable pursuant to terms designed to prevent dilution resulting from stock and splits, stock dividends, merger or combination or similar events.

(2)	Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low price paid per share of Class A common stock, $.01 par value per share, as reported on the New York Stock Exchange on November 28, 2003, in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended.

RISK FACTORS
THE COMPANY
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
AVAILABLE INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
SIGNATURES
EXHIBIT INDEX
EX-5.1 Opinion/Consent of Hughes & Luce, L.L.P.
EX-23.1 Consent of PricewaterhouseCoopers LLP

EXPLANATORY NOTE

     Perot Systems Corporation (the “Company”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register 83,375 shares of the Company’s Class A common stock, par value $.01 per share (“Common Stock”). Such shares of Common Stock were issued or are issuable by the Company from time to time to non-employee directors of the Company as full or partial payment of the $45,000 annual director fee payable by the Company in accordance with the resolutions and related attachment of the Company’s Board of Directors dated June 3, 2003 (the “Resolutions”). This Registration Statement contains two parts. The first part contains a prospectus prepared in accordance with Part I of Form S-8 (in accordance with Instruction C of the General Instructions to Form S-8) which covers reoffers and resales of shares of the Common Stock issued pursuant to the Resolutions. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8. Information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the “Note” to Part I of Form S-8.

PROSPECTUS

December 2, 2003

83,375 Shares

PEROT SYSTEMS CORPORATION

CLASS A COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus and our former, current and future non-employee directors (together, we refer to them as the “Selling Stockholders”) of 83,375 shares of our Class A common stock, par value $.01 per share. Such shares of Class A Common Stock consist of (1) 3,375 shares of restricted stock previously issued to certain Selling Stockholders as full or partial payment of the $45,000 annual director fee payable by the Company (the “Director Fee”) (such fee to be payable in quarterly installments and in arrears) in accordance with the resolutions and related attachment of the Company’s Board of Directors dated June 3, 2003 (the “Resolutions”), and (2) 80,000 shares reserved for issuance by the Company from time to time to the Selling Stockholders as full or partial payment for the Director Fee payable by the Company in accordance with the Resolutions. Pursuant to the Resolutions, each non-employee director may elect to receive all or part of his or her Director Fee in the form of Company Class A common stock versus payment in cash. The Class A common stock will be valued at the closing price listed on the New York Stock Exchange on the last trading day of the quarter for which payment of the Director Fee is due.

We will pay all expenses of the offering. We will not pay any underwriting discounts or commissions in connection with the issuance or sale of any shares.

Our Class A common stock is listed on the New York Stock Exchange under the symbol PER. On November 28, 2003, the closing price of one share of our Class A common stock on the New York Stock Exchange was $12.40.

BEFORE PURCHASING SHARES OF OUR COMMON STOCK YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SECTION OF THIS PROSPECTUS, WHICH BEGINS ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 2, 2003

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON ORAL OR WRITTEN REQUEST TO PEROT SYSTEMS CORPORATION, 2300 WEST PLANO PARKWAY, PLANO, TEXAS 75075, ATTENTION: INVESTOR RELATIONS (TEL. (877) 737-6973). TO ENSURE TIMELY DELIVERY OF THE INFORMATION, PLEASE MAKE ANY REQUEST AT LEAST FIVE DAYS BEFORE THE DAY YOU MUST MAKE YOUR INVESTMENT DECISION. SEE “WHERE YOU CAN FIND MORE INFORMATION.”

WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE INFORMATION OR MAKE ANY REPRESENTATION ABOUT THIS OFFERING THAT IS NOT IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS PROHIBITED. INFORMATION IN THIS PROSPECTUS IS CORRECT ONLY AS OF ITS DATE, REGARDLESS OF WHEN ANY LATER OFFER OR SALE OCCURS.

RISK FACTORS	3
THE COMPANY	9
USE OF PROCEEDS	10
SELLING STOCKHOLDERS	10
PLAN OF DISTRIBUTION	10
LEGAL MATTERS	10
AVAILABLE INFORMATION	11
WHERE YOU CAN FIND MORE INFORMATION	11

Our principal executive offices are located at 2300 West Plano Parkway, Plano Texas 75075. Our telephone number is (972) 577-0000 and our website is www.perotsystems.com.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors in evaluating an investment in our Class A common stock. This prospectus contains “forward-looking statements” about our operations, economic performance and financial condition, including, in particular, the likelihood of our success in developing and expanding our business. These statements are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control, and reflect future business decisions that are subject to change. The risks described below are not the only ones facing our Company. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition, or results of operations could be materially and adversely affected. In such case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment.

In addition, we specifically direct you to our public filings, which are available from the Securities and Exchange Commission as described under the captions “Available Information” and “Where You Can Find More Information.” These public filings will discuss other potential risk factors that may arise in the future.

THE TERM OF AND POSSIBLE CHANGES IN OUR UBS RELATIONSHIP AND VARIABILITY OF PROFITS FROM UBS COULD ADVERSELY AFFECT OUR BUSINESS

Our largest customer is UBS. During 2002, our UBS relationship generated $249.8 million or 18.7% of our revenue. The contract that covers most of our business with UBS is scheduled to end in January 2007. We have amended this contract from time to time during its term and we may consider additional changes to this contract, which may affect future revenue and profits from UBS. We cannot provide any assurance that our UBS relationship will extend beyond January 2007 or that our current relationship with UBS will continue on the current terms in the future.

Revenue that we derive from our UBS relationship depends upon the level of services we perform, which may vary from period to period depending on UBS’s requirements. In addition, the agreement with UBS that covers most of our business with UBS entitles us to recover our costs plus an annual fixed fee, with a bonus or penalty that can cause this annual fee to vary up or down by as much as 13%, depending on our level of performance as determined by UBS. Determination of whether our performance merits a bonus or a penalty depends on many objective and subjective factors, including service quality, product delivery, customer satisfaction, cost effectiveness, and corporate level support.

RISKS ASSOCIATED WITH NON-RECOVERABLE COST OVERRUNS ON SOFTWARE DEVELOPMENT CONTRACTS COULD ADVERSELY AFFECT OUR PROFITS

We develop custom software applications for some of our customers. The effort and cost associated with the completion of a software development project is difficult to estimate and, in some cases, may significantly exceed the estimate made at the time we begin the project. We provide most of our software development projects under level-of-effort contracts, usually based on time and materials or direct costs plus a fee. Under those arrangements, we are able to bill our customer based on the actual cost of completing the software development project, even if the ultimate cost of the project exceeds our initial estimates. However, if the ultimate cost exceeds our initial estimate by a significant amount, we may have difficulty collecting the full amount that we are due under the contract, depending upon many factors, including the reasons for the increase in cost, our communication with the customer throughout the project and the customer’s satisfaction with the developed software. As a result, we could incur losses with respect to software development projects even when they are priced on a level-of-effort basis. If we provide a software development project under a fixed-price contract, we bear all the risk that the ultimate cost of the project will exceed the price to be charged to the customer.

LOSS OF MAJOR CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS

Our five largest customers accounted for approximately 46.4% of our revenue for 2002 and approximately 46.5% of our revenue in 2001. UBS was the only customer that accounted for more than 10% of our revenue for 2002 and 2001.

After UBS our next four largest customers accounted for approximately 27.7% of our revenue in 2002 and 22.4% of our revenue in 2001. Our success depends substantially upon the retention of UBS and a majority of our other major customers as ongoing customers. Generally, we may lose a customer as a result of a merger or acquisition, contract expiration, the selection of another provider of information technology services, business failure or bankruptcy, or our performance. We may not retain long-term relationships or secure renewals of short-term relationships with our major customers in the future.

OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED BY THE PERFORMANCE OR LIABILITIES OF ACQUIRED ENTITIES

In connection with any acquisition made by us, there may be liabilities that we fail to discover or that we inadequately assess. To the extent that the acquired entity failed to fulfill any of its contractual obligations, we may be financially responsible for these failures or otherwise be adversely affected. In addition, acquired entities may not perform according to the forecasts that we used to determine the price paid for the acquisition. If the acquired entity fails to achieve these forecasts, our financial condition and operating results may be adversely affected.

RISKS ASSOCIATED WITH SOFTWARE PRODUCTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

Our business has risks associated with the development of software products. There is the risk that capitalized costs of development may not be fully recovered if the market for our products or the ability of our products to capture a portion of the market differs materially from our estimates. In addition, there is the risk that the cost of product development differs materially from our estimates or a delay in product introduction may reduce the portion of the market captured by our product.

ACQUISITIONS MAY DISRUPT OR HAVE A NEGATIVE IMPACT ON OUR BUSINESS

We have completed several acquisitions in recent years and we will continue to analyze and consider potential acquisition candidates. Acquisitions involve numerous risks, including the following:

•	companies we acquire may have a lower quality of internal controls and reporting standards;

•	we may have difficulty integrating the systems and operations of acquired businesses;

•	integration of an acquired business may divert our attention from normal daily operations of the business; and

•	we may not be able to retain key employees of the acquired business.

Mergers and acquisitions of companies are inherently risky, and we can give no assurance that our acquisitions will be successful and will not materially adversely affect our business, operating results or financial condition.

OUR CONTRACTS CONTAIN TERMINATION PROVISIONS AND PRICING RISKS WHICH AFFECT OUR REVENUE AND PROFIT

Some of our contracts with customers permit termination in the event our performance is not consistent with service levels specified in those contracts. The ability of our customers to terminate contracts creates an uncertain revenue stream. If customers are not satisfied with our level of performance, our reputation in the industry may suffer, which may also materially and adversely affect our business, financial condition, and results of operations.

Some of our contracts contain pricing provisions that require the payment of a set fee by the customer for our services regardless of the costs we incur in performing these services, or provide for penalties in the event we fail to achieve certain contract standards. In such situations, we are exposed to the risk that we will incur significant unforeseen costs or such penalties in performing the contract.

WE HAVE NUMEROUS RISKS RELATED TO INTERNATIONAL OPERATIONS

We have operations in many countries around the world. Risks that affect these international operations include:

•	fluctuations in currency exchange rates may adversely affect the results of foreign operations;

•	complicated licensing and work permit requirements may hinder our ability to operate in some jurisdictions;

•	our intellectual property rights may not be well protected in some jurisdictions;

•	our operations may be vulnerable to terrorist actions or harmed by government responses;

•	governments may restrict our ability to convert currencies; and

•	additional expenses and risks inherent in conducting operations in geographically distant locations, with customers speaking different languages and having different cultural approaches to the conduct of business.

To attempt to mitigate the effects of foreign currency fluctuations, we sometimes use forward exchange contracts and other hedging techniques. However, generally we do not hedge foreign exchange exposures that are not likely to impact net income or working capital.

WE FACE RISKS RELATING TO GOVERNMENT CONTRACTS

Perot Systems Government Services provides services as a contractor and subcontractor on various projects with U.S. government entities. Despite the fact that a number of government projects for which we serve as a contractor or subcontractor are planned as multi-year projects, the U.S. government normally funds these projects on an annual or more frequent basis. Generally, the government has the right to change the scope of, or terminate, these projects at its convenience. The termination or a major reduction in the scope of a major government project could have a material adverse effect on our results of operations and financial condition.

U.S. government entities audit our contract costs, including allocated indirect costs, or conduct inquiries and investigations of our business practices with respect to our government contracts. If the government finds that we improperly charged any costs to a contract, the costs are not reimbursable or, if already reimbursed, the cost must be refunded to the government. If the government discovers improper or illegal activities in the course of audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the U.S. government. These government remedies could have a material adverse effect on our results of operations and financial condition.

CUSTOMERS MAY REDUCE SPENDING THAT IS CURRENTLY ABOVE CONTRACTUAL MINIMUMS

Some of our outsourcing customers request services in excess of the minimum level of services required by the contract. These services are often in the form of project work and are discretionary to our customers. Our customers’ ability to continue discretionary project spending may depend on a number of factors including, but not limited to, their financial condition, and industry and strategic direction. Spending above contractual minimums by customers could end with limited notice and result in lower revenue and earnings.

WE OPERATE IN HIGHLY COMPETITIVE MARKETS

Our markets are intensely competitive. Customer requirements and the technology available to satisfy those requirements continually change.

We compete with a number of different information technology service providers depending upon the region, country, and/or market we are addressing. Some of our more frequent competitors include: Accenture, Affiliated Computer Services, Inc., Anteon International Corporation, Bearingpoint, Inc., Cap Gemini Ernst & Young, CACI International, Inc., CGI Group, Inc., Computer Sciences Corporation, Electronic Data Systems Corporation, Hewlett Packard Company, IBM Global Services (a division of International Business Machines Corporation), McKesson Corporation, Science Applications International Corporation, and Seimens Business Services, Inc. As we enter new markets, we expect to encounter additional competitors.

We compete on the basis of a number of factors, including the attractiveness and breadth of the business strategy and services that we offer, pricing, technological innovation, quality of service, ability to invest in or acquire assets of potential customers and our scale in certain industries or geographies. Because some of these factors are outside of our control and because many of our competitors may have greater financial resources, larger customer bases, and larger technical sales and marketing resources, we cannot be sure that we will compete successfully against them in the future. If we fail to compete successfully against our competitors with respect to these or other factors, our business, financial condition, and results of operations will be materially and adversely affected.

We must frequently compete with our customer’s own internal information technology capability, which may constitute a fixed cost for the customer. This may increase pricing pressure on us. If we are forced to lower our pricing or if demand for our services decreases, our business, financial condition, and results of operations will be materially and adversely affected.

INCREASINGLY COMPLEX REGULATORY ENVIRONMENTS MAY INCREASE OUR RISK AND OUR COSTS

Increasingly complex regulatory environments affect a number of our services. As an example, changes in healthcare information privacy laws and regulations may increase our risk of liability and increase the cost of some services we offer in our healthcare industry group.

OUR QUARTERLY OPERATING RESULTS MAY VARY

We expect our revenue and operating results to vary from quarter to quarter. Such variations are likely to be caused by many factors that are, to some extent, outside our control, including:

•	mix and timing of customer projects;

•	completing customer projects;

•	hiring, integrating, and utilizing associates;

•	timing of new contracts;

•	issuance of common shares and options to associates; and

•	costs to exit certain activities.

Accordingly, we believe that quarter-to-quarter comparisons of operating results for preceding quarters are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

Our success depends largely on the skills, experience, and performance of some key members of our management, including our Chairman, Ross Perot, and our President and Chief Executive Officer, Ross Perot, Jr. The loss of any key members of our management may materially and adversely affect our business, financial condition, and results of operations.

CHANGES IN TECHNOLOGY COULD ADVERSELY AFFECT OUR BUSINESS

The markets for our information technology services change rapidly because of technological innovation, new product introductions, changes in customer requirements, declining prices, and evolving industry standards, among other factors. New products and new technology often render existing information services or technology infrastructure obsolete, excessively costly, or otherwise unmarketable. As a result, our success depends on our ability to timely innovate and integrate new technologies into our service offerings. We cannot guarantee that we will be successful at adopting and integrating new technologies into our service offerings in a timely manner.

ROSS PEROT HAS SUBSTANTIAL CONTROL OVER OUR COMPANY

Ross Perot, our Chairman, is the managing general partner of HWGA, Ltd., a partnership that owned 31,705,000 shares of our Class A common stock as of December 31, 2002. Mr. Perot also beneficially owns 54,100 shares of our Class A common stock. Accordingly, Mr. Perot, primarily through HWGA, Ltd., controls approximately 30% of our outstanding voting common stock. As a result, Mr. Perot, through HWGA, Ltd., effectively has the power to block corporate actions such as an amendment to our Certificate of Incorporation, a change of control or the sale of all or substantially all of our assets. In addition, Mr. Perot may significantly influence the election of directors and any other action requiring stockholder approval. The other general partner of HWGA, Ltd. is Ross Perot, Jr., our President and Chief Executive Officer, who has the authority to manage the partnership and direct the voting or sale of the shares of our Class A common stock held by HWGA, Ltd. if Mr. Perot is no longer the managing general partner.

WE COULD LOSE RIGHTS TO OUR COMPANY NAME

We do not own the right to our company name. In 1988, we entered into a license agreement with Ross Perot, our Chairman, and the Perot Systems Family Corporation that allows us to use the name “Perot” and “Perot Systems” in our business on a royalty-free basis. Mr. Perot and the Perot Systems Family Corporation may terminate this agreement at any time and for any reason. Beginning one year following such a termination, we would not be allowed to use the names “Perot” or “Perot Systems” in our business. Mr. Perot’s or the Perot Systems Family Corporation’s termination of our license agreement could materially and adversely affect our business, financial condition, and results of operations.

FAILURE TO RECRUIT, TRAIN, AND RETAIN SKILLED PERSONNEL COULD INCREASE COSTS OR LIMIT GROWTH

We must continue to hire and train technically skilled people in order to perform services under our existing contracts and new contracts into which we will enter. The people capable of filling these positions have historically been in great demand, and recruiting and training such personnel requires substantial resources. We may be required to pay an increasing amount to hire and retain a technically skilled workforce. In addition, during periods in which demand for technically skilled resources is great, our business may experience significant turnover. These factors could create variations and uncertainties in our compensation expense and efficiencies that could directly affect our profits. If we fail to recruit, train, and retain sufficient numbers of these technically skilled people, our business, financial condition, and results of operations may be materially and adversely affected.

ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS COULD RESULT IN SUBSTANTIAL ADDITIONAL COSTS

Our suppliers, customers, competitors and others may have or obtain patents and other proprietary rights that cover technology we employ. We are not, and cannot be, aware of all patents or other intellectual property rights of which our services may pose a risk of infringement. Others asserting rights against us could force us to defend ourselves or our customers against alleged infringement of intellectual property rights. We could incur substantial costs to prosecute or defend any intellectual property litigation and we could be forced to do one or more of the following:

•	cease selling or using products or services that incorporate the disputed technology;

•	obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology; or

•	redesign those services or products that incorporate such technology.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS, STOCKHOLDERS’ RIGHTS PLAN AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS

Our Board of Directors may issue up to 5,000,000 shares of preferred stock and may determine the price, rights, preferences, privileges, and restrictions, including voting and conversion rights, of these shares of preferred stock without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

In addition, we have adopted a stockholders’ rights plan. Under this plan, after the occurrence of specified events that may result in a change of control, our stockholders will be able to buy stock from us or our successor at half the then current market price. These rights will not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors or that our Board of Directors determines to be adverse to the interests of the stockholders. Accordingly, this plan could deter takeover attempts.

Some provisions of our Certificate of Incorporation and Bylaws and of Delaware General Corporation Law could also delay, prevent, or make more difficult a merger, tender offer, or proxy contest involving our company. Among other things, these provisions:

•	require a 66 2/3% vote of the stockholders to amend our Certificate of Incorporation or approve any merger or sale, lease, or exchange of all or substantially all of our property and assets;

•	require an 80% vote for stockholders to amend our Bylaws;

•	require advance notice for stockholder proposals and director nominations to be considered at a vote of a meeting of stockholders;

•	permit only our Chairman, President, or a majority of our Board of Directors to call stockholder meetings, unless our Board of Directors otherwise approves;

•	prohibit actions by stockholders without a meeting, unless our Board of Directors otherwise approves; and

•	limit transactions between our company and persons that acquire significant amounts of stock without approval of our Board of Directors.

THE COMPANY

We are a worldwide provider of information technology (commonly referred to as IT) services and business solutions to a broad range of customers. We offer our customers integrated solutions designed around their specific business objectives, chosen from a breadth of services, including technology outsourcing, business process outsourcing, development and integration of systems and applications, and business and technology consulting services.

With this approach, our customers benefit from integrated service offerings that help synchronize their strategy, systems, and infrastructure. As a result, we help our customers achieve their business objectives, whether those objectives are to accelerate growth, streamline operations, or enhance customer service capabilities.

Our customers may contract with us for any one or more of our services, which fall into the following categories:

•	IT Outsourcing Services — includes multi-year contracts in which we assume operational responsibility for various aspects of our customers’ businesses, including application systems, technology infrastructure, and some back office functions. We typically hire a significant portion of the customers’ staff that has supported these functions. We then apply our expertise and operating methodologies to increase the efficiency of the operations, which usually results in increased operational quality at a lower cost. Our IT outsourcing contracts are priced using a variety of mechanisms, including level-of-effort, direct costs plus a fee (which may be either a fixed amount or a percentage of direct costs incurred), fixed-price, unit price, and risk/reward. Depending on a customer’s business requirements and the pricing structure of the contract, the cash flows from a contract can vary significantly during a contract’s term. With fixed-price contracts or when an upfront payment is required to purchase assets, an IT outsourcing contract will typically produce less cash flow at the beginning of the contract with significantly more cash flow generated as efficiencies are realized later in the term. With a cost plus contract, the cash flows tend to be relatively consistent over the term of the contract.

•	Business Process Services — includes services such as claims processing, revenue cycle management, travel agent commission settlement, and engineering services, which we offer on a stand-alone basis. We classify our Business Process Services in three categories: transaction processing services, clerical services, and professional services related to non-technical functions.

•	Consulting Services — includes services such as management consulting, IT strategy, business process design, and system implementation services, which we offer to customers typically on a short-term basis.

We offer our services under three primary lines of business—IT Solutions, Government Services and Consulting.

•	IT Solutions, our largest line of business, provides services to our customers primarily under long-term contracts in strategic relationships. These services include technology and business process services, as well as industry domain-based, short-term project and consulting services. Within IT Solutions, we face the market through our four vertical industry groups—Healthcare, Financial Services, Industrial Services and Strategic Markets. Supporting these vertical industry groups is our Global Infrastructure Services group, the delivery organization for our technology outsourcing services and our network and system operations services.

•	Perot Systems Government Services was formed in July of 2002. This line of business provides consulting and technology-based business process solutions for the Department of Defense, law enforcement agencies, and other governmental agencies.

•	Our Consulting line of business includes Solutions Consulting LLC, a company that we acquired in 2000, and our Global Software Services group. This line of business provides our customers high-value and repeatable services related to business and technical expertise and the design and implementation of business and software solutions, primarily under short-term contracts related to specific projects.

We consider these three lines of business to be reportable segments and include financial information and disclosures about these reportable segments in our consolidated financial statements.

Ross Perot and eight associates founded Perot Systems Corporation in June 1988. Our principal executive offices are located at 2300 West Plano Parkway, Plano, Texas 75075. Our telephone number is (972) 577-0000 and our website is www.perotsystems.com.

USE OF PROCEEDS

     Shares of our Class A common stock which may be sold pursuant to this prospectus will be sold by the Selling Stockholders for their own accounts and we will not receive any proceeds from any such sales.

SELLING STOCKHOLDERS

     3,375 shares of Class A common stock offered under this prospectus are being registered for resale by certain Selling Stockholders who have previously elected to receive shares of the Company’s Class A common stock as full or partial payment of the Director Fee payable by the Company. We have and will continue to offer our non-employee directors the option to receive all or partial payment of their Director Fee in Company Class A common stock. The remaining 80,000 shares of Class A common stock offered by the Selling Stockholders through this prospectus will be obtained at the election of the Selling Stockholders in accordance with the Resolutions.

     The table below sets forth information with respect to the beneficial ownership of Class A common stock by certain Selling Stockholders immediately prior to this offering and as adjusted to reflect the sale of all of the shares of Class A common stock registered under this Registration Statement pursuant to the offering. However, the Selling Stockholders named in the following table may resell all, a portion of, or none of the shares they hold.

	Number of Shares		Number of Shares
	Beneficially	Shares Being	Beneficially
Name of Beneficial Owner	Owned Prior to Offering	Offered(1)	Owned After Offering(1)

Steve Blasnik	7,125	1,125	6,000
Carl Hahn	86,125	1,125	85,000
Thomas Meurer	5,125	1,125	4,000
Total	98,375	3,375	95,000

(1)	Assumes that the Selling Stockholders set forth above offer for sale all 1,125 shares of Class A common stock currently owned by each of them and which are registered under this Registration Statement as of the date of this prospectus.

PLAN OF DISTRIBUTION

     The Selling Stockholders have not advised us of any specific plans for the sale of the shares offered under this prospectus but, if and when such shares are sold, it is anticipated that the sale of the shares may be effected from time to time on the New York Stock Exchange at prevailing prices or at negotiated prices. The Selling Stockholders may also sell shares of our Class A common stock in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the New York Stock Exchange.

     If shares are sold through brokers, the Selling Stockholders may pay customary brokerage commissions and charges. The Selling Stockholders may effect these transactions by selling shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and or the purchaser of the shares so sold for whom such broker-dealers may act or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, may be in excess of customary commissions).

     In connection with the sale of the shares of Class A common stock, the Selling Stockholders and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sale of the shares of Class A common stock or commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act.

LEGAL MATTERS

     The validity of the Class A common stock will be passed upon for us by Hughes & Luce, LLP, Dallas, Texas.

AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any documents we file with the Securities Exchange Commission at the Securities Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Securities Exchange Commission filings are also available to the public from the Securities Exchange Commission’s website at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol PER and the periodic reports, proxy statements, and other information we file with the Securities Exchange Commission may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

WHERE YOU CAN FIND MORE INFORMATION

The Securities Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus, and the information that we file later with the Securities Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

•	Our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2003 and on Form 10-Q for the fiscal quarters ended June 30, 2003 and September 30, 2003.

•	Our current reports on Form 8-K dated March 7, 2003, July 22, 2003, July 29, 2003 (to the extent filed rather than furnished), and October 29, 2003.

•	The Registration Statement of our Class A common stock on Form 8-A filed on January 21, 1999.

•	The Registration Statement of Rights to Purchase our Series A and Series B Junior Participating Perferred Stock on Form 8-A filed on February 18, 1999.

In addition, this prospectus incorporates by reference any future filings we will make with the Securities Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from the date of the initial filing of the registration statement that includes this prospectus until the termination of the offering. Information in this prospectus supercedes related information in the documents listed above and information in subsequently filed documents supercedes related information in both this prospectus and the incorporated documents.

You may request a copy of these filings, at no cost, by writing us at the following address or calling us at the following telephone number:

2300 West Plano Parkway
Plano, Texas 75075
Attention: Investor Relations
(877) 737-6973

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Perot Systems Corporation (the “Company”) are incorporated herein by reference:

(1)	The Annual Report of the Company on Form 10-K for the year ended December 31, 2002 (the “Annual Report”);

(2)	All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Annual Report;

(3)	The description of the Class A common stock set forth in the Company’s Registration Statement on Form 8-A (File No. 001-14773) filed with the Commission on January 21, 1999 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description; and

(4)	The description of Rights to Purchase Series A and Series B Junior Participating Preferred Stock associated with the Class A common stock set forth in the Company’s Registration Statement on Form 8-A (File No. 000-22495) filed with the Commission on February 18, 1999 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the Class A common stock will be passed upon for us by Hughes & Luce, LLP, Dallas, Texas.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Third Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws provide that officers and directors who are made a party to or are threatened to be made a party to or are otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an officer or a director of the Company or is or was serving at the request of the Company as a director or an officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General

Corporation Law (the “DGCL”), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability, and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors, and administrators; provided, however, that the Company shall generally indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors. The right to indemnification includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition. The DGCL requires certain undertakings by an indemnitee in connection with an advancement of expenses. Officers and directors are not entitled to indemnification if such persons did not meet the applicable standard of conduct set forth in the DGCL for officers and directors.

DGCL Section 145 provides, among other things, that the Company may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, agent, or employee of the Company or is or was serving at the Company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust, or other enterprise, against expenses including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit, or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

The indemnification provisions contained in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     3,375 shares of the Company’s Class A common stock registered for resale hereby are restricted because they were issued by the Company to certain Selling Stockholders prior to the effectiveness of this Registration Statement. Exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of such shares is claimed under Section 4(2) of the Securities Act on the basis that such transactions did not involve any public offering because, among other things, it involved an issuance to three persons who, as directors of the Company, had access to all relevant material information regarding the Company.

ITEM 8. EXHIBITS.

5.1*	Opinion of Hughes & Luce, L.L.P., regarding the legality of the securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Hughes & Luce, L.L.P. (included in the opinion filed as Exhibit 5.1 hereto)

24*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith

ITEM 9. UNDERTAKINGS.

           (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information set forth in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas on this 2nd day of December, 2003.

PEROT SYSTEMS CORPORATION

By:	/s/ Ross Perot, Jr.

Name:	Ross Perot, Jr.
Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 2nd day of December, 2003.

Signature	Title	Date

/s/ Ross Perot, Jr. Ross Perot, Jr.	President, Director, and Chief Executive Officer (Principal Executive Officer)	December 2, 2003

/s/ James Champy James Champy	Vice President and Director	December 2, 2003

/s/ Russell Freeman Russell Freeman	Vice President and Chief Financial Officer (Principal Financial Officer)	December 2, 2003

/s/ Robert J. Kelly Robert J. Kelly	Corporate Controller (Principal Accounting Officer)	December 2, 2003

/s/ William K. Gayden William K. Gayden	Director	December 2, 2003

/s/ Carl Hahn Carl Hahn	Director	December 2, 2003

/s/ Ross Perot Ross Perot	Chairman	December 2, 2003

/s/ Steve Blasnik Steve Blasnik	Director	December 2, 2003

/s/ Cecil H. Moore Cecil H. Moore	Director	December 2, 2003

/s/ Thomas Meurer Thomas Meurer	Director	December 2, 2003

/s/ John S. T. Gallagher John S. T. Gallagher	Director	December 2, 2003

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Peter A. Altabef and Russell Freeman his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, any and all supplemental registration statements (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ross Perot, Jr. Ross Perot, Jr.	President, Director, and Chief Executive Officer (Principal Executive Officer)	December 2, 2003

/s/ James Champy James Champy	Vice President and Director	December 2, 2003

/s/ Russell Freeman Russell Freeman	Vice President and Chief Financial Officer (Principal Financial Officer)	December 2, 2003

/s/ Robert J. Kelly Robert J. Kelly	Corporate Controller (Principal Accounting Officer)	December 2, 2003

/s/ William K. Gayden William K. Gayden	Director	December 2, 2003

/s/ Carl Hahn Carl Hahn	Director	December 2, 2003

/s/ Ross Perot Ross Perot	Chairman	December 2, 2003

/s/ Steve Blasnik Steve Blasnik	Director	December 2, 2003

/s/ Cecil H. Moore Cecil H. Moore	Director	December 2, 2003

/s/ Thomas Meurer Thomas Meurer	Director	December 2, 2003

/s/ John S. T. Gallagher John S. T. Gallagher	Director	December 2, 2003

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

5.1*	Opinion of Hughes & Luce, L.L.P., regarding the legality of the securities being registered

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Hughes & Luce, L.L.P. (included in his opinion filed as Exhibit 5.1 hereto)

24*	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith